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                                                                    EXHIBIT 23.1

                             ACCOUNTANTS' CONSENT

The Board of Directors
MDT Corporation:

We consent to incorporation by reference in the registration statements, No. 33-30613 on Form S-8; No. 33-18062 on Forms S-8; No. 33-20326 on Form S-8; and
No. 33-23906 on Form S-8, of MDT Corporation of our report dated May 16, 1995, relating to the consolidated balance sheets of MDT Corporation and subsidiaries as of March 31, 1995 and 1994, and the related consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended March 31, 1995, and the related schedule, which report appears in the March 31, 1995 annual report on Form 10-K of MDT Corporation.

Our report refers to changes in accounting for inventories.

/s/ KPMG Peat Marwick LLP

Los Angeles, California
June 27, 1995